Exhibit 10.1

Execution Version

AMENDED AND RESTATED

TRANSACTION SUPPORT AGREEMENT

This Amended and Restated Transaction Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below),(1) as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Amended Agreement”), dated as of October 30, 2018, is entered into by and among:  (i) Ascent Capital Group, Inc. (“Ascent”) and Monitronics International, Inc. (together with its subsidiaries, “Monitronics”); (ii)  the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) (each, a “Noteholder”) of the 9.125% Senior Notes due 2020 (the “Notes”) issued pursuant to that certain Indenture dated as of March 23, 2012 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof, the “Notes Indenture”), by and among Monitronics, the guarantors named thereunder, and U.S. Bank National Association, as trustee, that are (and any Noteholder that may become a Consenting Noteholder in accordance with Section 14(a) hereof) signatories hereto (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”); and (iii) the lenders for the Term B-2 Loans under the Credit Agreement (each, a “Term B-2 Lender”) that are (and any Term B-2 Lender that may become a Consenting Term B-2 Lender in accordance with Section 14(b)) signatories hereto (each, a “Consenting Term B-2 Lender” and collectively, the “Consenting Term B-2 Lenders”).  This Amended Agreement collectively refers to Ascent, Monitronics, the Consenting Noteholders, and the Consenting Term B-2 Lenders as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Ascent, Monitronics, and the Consenting Noteholders entered into (i) that certain Transaction Support Agreement, dated as of September 24, 2018, and (ii) that certain First Amendment to Transaction Support Agreement, dated as of October 16, 2018;

WHEREAS, each of Ascent, Monitronics and the Requisite Consenting Noteholders agreed to further amend the Transaction Support Agreement and to have the Consenting Term B-2 Lenders join this Amended Agreement in accordance with and subject to the terms hereof;

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations and agreed to enter into certain transactions pursuant to the terms and conditions set forth in this Amended Agreement and in the term sheet attached hereto as Exhibit A (the “Term Sheet”) incorporated herein by reference pursuant to Section 2 hereof;

WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately 66% of the aggregate outstanding principal amount of the Notes;

WHEREAS, as of the date hereof, the Consenting Term B-2 Lenders in the aggregate, hold not less than 50.1% of the aggregate outstanding principal amount of the Term B-2 Loans.

(1)         Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Term Sheet.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.                                      TSA Effective Date.  This Amended Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “TSA Effective Date”) that this Amended Agreement has been executed by all of the following:  (i) Ascent; (ii) Monitronics; (iii) Requisite Consenting Noteholders to provide the requisite consent for all Consenting Noteholders holding, in the aggregate, at least 65% in principal amount outstanding of all Notes; and (iv) Consenting Term B-2 Lenders holding in the aggregate at least 50.1% in principal amount outstanding of the Term B-2 Loans.  With respect to any Consenting Noteholder or any Consenting Term B-2 Lender that becomes a party to this Amended Agreement pursuant to Section 14 hereof, this Amended Agreement shall become effective as to such Consenting Noteholder or Consenting Term B-2 Lender, as applicable, at the time it executes and delivers a Transferee Joinder or Loan Transferee Joinder in accordance with Section 14 hereof.

2.                                      Exhibits and Schedules Incorporated by Reference.  Each of the exhibits attached hereto (including the Term Sheet) and any schedules to such exhibits (collectively, the “Exhibits”) is expressly incorporated herein and made a part of this Amended Agreement, and all references to this Amended Agreement shall include the Exhibits.  In the event of any inconsistency between this Amended Agreement (without reference to the Term Sheet) and the Term Sheet, the Term Sheet shall govern.

3.                                      Certain Defined Terms.  As used in this Amended Agreement:

(a)                                 “Aggregate Backstop Amount” shall mean a dollar amount (rounded down to the nearest dollar) equal to the quotient of (a)(i) $100,000,000 minus (ii) the product of (x) the Dutch Auction Price divided by 1,000 times (y) the aggregate principal amount of all Tendered Notes, divided by (b) 0.875, which amount shall not be less than zero.

(b)                                 “Backstop Amount” shall mean, with respect to any Consenting Noteholder, a dollar amount (rounded down to the nearest $1,000) equal to (x) such Consenting Holder’s Backstop Percentage times (y) the Aggregate Backstop Amount.”

(c)                                  “Backstop Percentage” shall mean, with respect to any Consenting Noteholder, the quotient, expressed as a percentage, of (x) the aggregate principal amount of Notes that such Consenting Noteholder tenders in the Unsecured Exchange (without giving effect to Section 8 of this Amended Agreement), divided by (y) the aggregate principal amount of all Notes that all Consenting Noteholders tender in the Unsecured Exchange (without giving effect to Section 8 of this Amended Agreement).

(d)                                 “Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of March 23, 2012 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), by and among Monitronics, as borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto.

(e)                                  “Dutch Auction” shall mean a modified ‘Dutch Auction’ tender offer conducted by Ascent pursuant to (and consistent in all material respects with) the Unsecured Exchange Term Sheet.

(f)                                   “Dutch Auction Price” shall mean the dollar amount per $1,000 in principal amount of Notes at which Ascent is required to accept and purchase the Tendered Notes, as determined pursuant to the terms and conditions of the Dutch Auction, which amount shall not be less than $750 nor more than $875.

(g)                                  “Requisite Consenting Noteholders” shall mean, as of any date of determination on or after the TSA Effective Date, Consenting Noteholders holding at least 66-2/3% of the outstanding Notes held by all Consenting Noteholders as of such date of determination.

(h)                                 “Requisite Consenting Term B-2 Lenders” shall mean, as of any date of determination on or after the TSA Effective Date, Consenting Term B-2 Lenders holding at least 66-2/3% of the outstanding Term B-2 Loans held by all Consenting Term B-2 Lenders as of such date of determination.

(i)                                     “Second Lien Exchange Transaction” shall mean transactions consistent in all material respects with the Second Lien Term Sheet.

(j)                                    “Second Lien Term Sheet” shall mean the ‘Second Lien Transactions Overview’ set forth in the Term Sheet.

(k)                                 “SUN Exchange Offer” shall mean an offer to exchange the Notes for New Second Lien Notes to be issued by Monitronics as contemplated by the Second Lien Term Sheet (a “Second Lien Exchange”); provided, that if on or prior to the Toggle Trigger Time, Monitronics has not obtained the requisite consents to the Bank Amendments, following the Toggle Trigger Time, a “SUN Exchange Offer” shall mean an offer to exchange the Notes for cash and new unsecured notes of Monitronics as contemplated by the Unsecured Exchange Term Sheet.  For the avoidance of doubt, if on or prior to the Toggle Trigger Time Monitronics obtains the requisite consents to the Bank Amendments, “SUN Exchange Offer” shall at all times mean a Second Lien Exchange.

(l)                                     “Tendered Notes” shall mean all Notes that are validly tendered (and not validly withdrawn) in the Dutch Auction as of the expiration thereof and that Ascent is (pursuant to the terms and conditions thereof, without giving effect to Section 8 of this Amended Agreement) required to accept for purchase therein.

(m)                             “Toggle Trigger Time” shall mean 11:59 p.m. prevailing Eastern time on November 2, 2018.

(n)                                 “Transactions” shall mean a Second Lien Exchange Transaction; provided, that if on or prior to the Toggle Trigger Time Monitronics has not obtained the requisite consents to the Bank Amendments, following the Toggle Trigger Time, “Transactions” shall mean an Unsecured Exchange Transaction.  For the avoidance of doubt, if on or prior to the Toggle Trigger Time Monitronics obtains the requisite consents to the Bank Amendments, “Transactions” shall at all times mean a Second Lien Exchange Transaction.

(o)                                 “Unsecured Exchange” shall mean the SUN Exchange Offer (excluding the Dutch Auction component thereof), on the terms and conditions applicable thereto from and after the Toggle Trigger Time, if applicable, conducted pursuant to (and consistent in all material respects with) the Unsecured Exchange Term Sheet.

(p)                                 “Unsecured Exchange Term Sheet” shall mean the ‘Unsecured Exchange Transaction Overview’ set forth in the Term Sheet.

(q)                                 “Unsecured Exchange Transaction” shall mean transactions consistent in all material respects with the Unsecured Exchange Term Sheet.

4.                                      Definitive Documentation.  The definitive documents and agreements (the “Definitive Documentation”) governing the Transactions shall include, but not be limited to, any offering memoranda prepared in connection with the Transactions, any indenture and security documents with respect to the New Senior Unsecured Notes and the New Second Lien Notes, as applicable, any supplemental indenture in respect of the Notes, any amendments, waivers and/or consents with respect to the Notes or the Credit Agreement, including the Bank Amendments, all related transactional or corporate documents, including the intercreditor agreement, and any other documents or agreements executed, delivered and/or filed in connection with the Transactions.  The Definitive Documentation (including any amendment, supplement or modification thereto) identified in the foregoing sentence remains subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Amended Agreement and shall otherwise be in form and substance reasonably satisfactory to Ascent, Monitronics, the Requisite Consenting Noteholders, and the Requisite Consenting Term B-2 Lenders.

5.                                      Commitment of Consenting Noteholders.  Each Consenting Noteholder shall (severally and not jointly), solely for so long as it remains a Noteholder, from the TSA Effective Date until the occurrence of the Termination Date (as defined below) and subject to Section 14 hereto:

(a)                                 subject to such Consenting Noteholder’s receipt of the offering memorandum prepared in connection with the Transactions, tender or cause to be tendered all Notes (other than Notes in denominations of less than $1,000, if applicable) held by such Consenting Noteholder and provide any consents in respect of the Notes, in each case, in accordance with the terms and conditions of this Amended Agreement prior to the tender time with respect to the SUN Exchange Offer; provided, that such Consenting Noteholder may withdraw its Notes from the SUN Exchange Offer in accordance with the terms and conditions of the SUN Exchange Offer in order to effect a Transfer (as defined below) of such Notes in compliance with Section 14 hereof;

(b)                                 not withdraw or revoke its tender, consent and/or vote with respect to the SUN Exchange Offer, except as otherwise expressly permitted pursuant to this Amended Agreement;

(c)                                  take all commercially reasonable actions, and support and cooperate with Ascent and Monitronics to take all commercially reasonable actions, necessary to consummate the Transactions in accordance with the terms and conditions of this Amended Agreement, including without limitation to vote in favor of, or otherwise support, the Transactions with respect to any debt or other securities of Ascent or Monitronics that such Consenting Noteholder may hold; provided that (i) the foregoing shall not limit or restrict, in any respect, any consent or approval rights provided under this Amended Agreement or the Definitive Documentation and (ii) no Consenting Noteholder shall be obligated to waive (to the extent waivable by such Consenting Noteholder) any condition to the consummation of any part of the Transactions set forth in any Definitive Documentation;

(d)                                 not directly or indirectly object to, delay, impede, or take any other action to interfere with the Transactions;

(e)                                  not take any action (or encourage or instruct any other party including any agent or indenture trustee to take any action) in respect of any potential, actual, or alleged occurrence of any “Default” or “Event of Default” under the Notes Indenture that is triggered or that would be triggered as a result of the execution of this Amended Agreement or the undertaking of Ascent or Monitronics hereunder to implement the Transactions; and

(f)                                   not take any other action that is materially inconsistent with its obligations under this Amended Agreement.

Notwithstanding the foregoing, nothing in this Amended Agreement shall (u) be construed to prohibit any Consenting Noteholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Amended Agreement or the Definitive Documentation, (v) affect the ability of any Consenting Noteholder to consult with other Consenting Noteholders or Ascent or Monitronics, (w) impair or waive the rights of any Consenting Noteholder to enforce this Amended Agreement against Ascent, Monitronics, any other Consenting Noteholder or any Consenting Term B-2 Lender, (x) limit (i) the rights of a Consenting Noteholder in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in any chapter 11 case of any of Ascent or Monitronics or any of their material subsidiaries, (ii) the ability of a Consenting Noteholder to purchase or sell the Notes or any other claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries, subject in all such cases to the terms hereof, (iii) except to the extent any such right or remedy would conflict or be inconsistent with this Amended Agreement, any right or remedy of any Consenting Noteholder under, as applicable, (A)  any of the documents governing the Notes, and (B) any other applicable agreement, instrument or document that gives rise to a Consenting Noteholder’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; (iv) the rights of any Consenting Noteholder to engage in any discussions, enter into any agreements or take any other action after the Termination Date; or (v) the ability of a Consenting Noteholder to enforce any right, remedy, condition, consent or approval requirement under this Amended Agreement or any Definitive Documentation; (y) constitute a waiver or amendment of any term or provision of (i) any of the Notes Indenture or any other document governing the Notes, or (ii) any other agreement, instrument or document that gives rise to a Consenting Noteholder’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; or (z) be construed to require any Consenting Noteholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Noteholder, other than those set forth in this Amended Agreement.

6.                                      Commitment of Consenting Term B-2 Lenders.  Each Consenting Term B-2 Lender shall (severally and not jointly), solely for so long as it remains a Term B-2 Lender, from the TSA Effective Date until the occurrence of the Termination Date (as defined below) and subject to Section 14 hereto:

(a)                                 subject to such Consenting Term B-2 Lender’s receipt of the Bank Amendments prepared in connection with the Transactions, timely provide any consents and execute the Bank Amendments in respect of the Term B-2 Loans, in each case, in accordance with the terms and conditions of this Amended Agreement upon presentation by the Administrative Agent of such consent or Bank Amendments;

(b)                                 not withdraw or revoke its consent or signature to the Bank Amendments, except as otherwise expressly permitted pursuant to this Amended Agreement;

(c)                                  take all commercially reasonable actions, and support and cooperate with Ascent and Monitronics to take all commercially reasonable actions, necessary to consummate the Transactions in accordance with the terms and conditions of this Amended Agreement, including without limitation to vote in favor of, or otherwise support, the Transactions with respect to any debt or other securities of Ascent or Monitronics that such Consenting

Term B-2 Lender may hold; provided that (i) the foregoing shall not limit or restrict, in any respect, any consent or approval rights provided under this Amended Agreement or the Definitive Documentation and (ii) no Consenting Term B-2 Lender shall be obligated to waive (to the extent waivable by such Consenting Term B-2 Lender) any condition to the consummation of any part of the Transactions set forth in any Definitive Documentation;

(d)                                 not directly or indirectly object to, delay, impede, or take any other action to interfere with the Transactions;

(e)                                  not take any action (or encourage or instruct any other party including any agent or indenture trustee to take any action) in respect of any potential, actual, or alleged occurrence of any “Default” or “Event of Default” under the Credit Agreement that is triggered or that would be triggered as a result of the execution of this Amended Agreement or the undertaking of Ascent or Monitronics hereunder to implement the Transactions; and

(f)                                   not take any other action that is materially inconsistent with its obligations under this Amended Agreement.

Notwithstanding the foregoing, nothing in this Amended Agreement shall (u) be construed to prohibit any Consenting Term B-2 Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Amended Agreement or the Definitive Documentation, (v) affect the ability of any Consenting Term B-2 Lender to consult with other Consenting Term B-2 Lenders, Ascent or Monitronics, (w) impair or waive the rights of any Consenting Term B-2 Lender to enforce this Amended Agreement against Ascent, Monitronics, any Consenting Noteholder or any other Consenting Term B-2 Lender, (x) limit (i) the rights of a Consenting Term B-2 Lender in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in any chapter 11 case of any of Ascent or Monitronics or any of their material subsidiaries, (ii) the ability of a Consenting Term B-2 Lender, to purchase or sell the Term B-2 Loans or any other claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries, subject in all such cases to the terms hereof, (iii) except to the extent any such right or remedy would conflict or be inconsistent with this Amended Agreement, any right or remedy of any Consenting Term B-2 Lender under, as applicable, (A)  any of the Loan Documents (as defined in the Credit Agreement), and (B) any other applicable agreement, instrument or document that gives rise to a Consenting Term B-2 Lender’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; (iv) the rights of any Consenting Term B-2 Lender to engage in any discussions, enter into any agreements or take any other action after the Termination Date; or (v) the ability of a Consenting Term B-2 Lender to enforce any right, remedy, condition, consent or approval requirement under this Amended Agreement or any Definitive Documentation; (y) constitute a waiver or amendment of any term or provision of (i) the Loan Documents or (ii) any other agreement, instrument or document that gives rise to a Consenting Term B-2 Lender’s claims or interests against any of Ascent, Monitronics or any of their respective subsidiaries; or (z) be construed to require any Consenting Term B-2 Lender to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Term B-2 Lender, other than those set forth in this Amended Agreement.

7.                                      Commitment of Ascent and Monitronics.  Each of Ascent and Monitronics shall (jointly and severally), from the TSA Effective Date until the occurrence of the Termination Date:

(a)                                 timely take all commercially reasonable actions necessary or reasonably requested by the Requisite Consenting Noteholders or the Requisite Consenting Term B-2 Lenders to complete the Transactions in accordance with the terms and conditions of this Amended Agreement and the Definitive Documentation; provided, however, that Monitronics shall not accept tenders of Notes or consummate the SUN Exchange Offer unless and until all of the conditions to the closing of the Transactions (including the SUN Exchange Offer) set forth in the offering memorandum, the Bank Amendments, and the other Definitive Documentation have been satisfied or waived (other than conditions that, by their nature, are to be satisfied or waived at the closing of the Transactions, but subject to their being satisfied or waived contemporaneously with such closing) in accordance with the terms of such offering memorandum, Bank Amendments, or other Definitive Documentation, as applicable;

(b)                                 (i) negotiate in good faith, execute and deliver, and perform its obligations under this Amended Agreement and the Definitive Documentation to which it is (or will be) a party; provided, however, that (A) the foregoing shall not limit or restrict, in any respect, any consent or approval rights provided under this Amended Agreement or the Definitive Documentation and (B) neither Ascent nor Monitronics shall be obligated to waive (to the extent waivable by such Party) any closing condition set forth in any Definitive Documentation, and (ii) take any and all necessary and appropriate actions in furtherance of this Amended Agreement and the consummation of the Transactions;

(c)                                  prior to the Toggle Trigger Time, use good faith efforts customary for transactions similar to the Bank Amendments to obtain the required consents or approvals in connection with the Bank Amendments;

(d)                                 comply with each of the following milestones (the “Milestones”), which Milestones may only be extended pursuant to a further written agreement among Ascent, Monitronics, the Requisite Consenting Noteholders and the Requisite Consenting Term B-2 Lenders:

(i)                                     launch the SUN Exchange Offer pursuant to Definitive Documentation not later than November 2, 2018;

(ii)                                  commence solicitation with respect to the Bank Amendments pursuant to Definitive Documentation not later than October 30, 2018; and

(iii)                               consummate the Transactions on or prior to December 12, 2018;

(e)                                  not execute, deliver or file, or solicit consents or tenders pursuant to, any Definitive Documentation that, in whole or in part, is not consistent in all material respects with this Amended Agreement or is not otherwise acceptable to the Requisite Consenting Noteholders, the Requisite Consenting Term B-2 Lenders, Ascent and Monitronics;

(f)                                   make commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals or consents necessary to consummate the Transactions;

(g)                                  not directly or indirectly object to, delay, impede, or take any other action to interfere with the Transactions;

(h)                                 not seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, participate in, pursue or consummate (i) any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt or equity), recapitalization or restructuring of any of Ascent, Monitronics or any of their respective subsidiaries, other than the Transactions (each, an “Alternative Transaction”) or (ii) any substantive discussions (other than as to respond to any such Person to advise such Person that it does not intend to engage in such discussions), subject to the appropriate exercise of Ascent’s or Monitronics’ fiduciary duties, or any agreement with any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, governmental entity, or legal entity or association (each, a “Person”) regarding an Alternative Transaction; provided, however, that notwithstanding anything to the contrary herein, the Unsecured Exchange Transaction shall constitute an Alternative Transaction prior to the Toggle Trigger Time;

(i)                                     if Ascent or Monitronics (or any director, manager, officer, agent or representative thereof, as applicable) receives an unsolicited proposal or expression of interest with respect to any Alternative Transaction, within one (1) business day after the receipt of such proposal or expression of interest, notify the Consenting Noteholder Advisors (as defined below) and the Consenting Term B-2 Lender Advisors (as defined below) of the receipt thereof, with such notice to include the material terms thereof;

(j)                                    not undertake any action materially inconsistent with the consummation and implementation of the Transactions or with its obligations under this Amended Agreement;

(k)                                 subject in each case to each of Ascent’s and Monitronics’s compliance with and observation of its fiduciary duties (i) conduct, and shall cause their respective subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with applicable law, (ii) maintain their respective books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law, (iii) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law, and (iv) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law; and

(l)                                     (i) promptly pay when due the reasonable and documented fees, costs and expenses of Stroock & Stroock & Lavan LLP (“Stroock”) and Houlihan Lokey Capital, Inc., as advisors to that certain ad hoc group of holders of the Notes (together, the “Consenting Noteholder Advisors”) in accordance with the terms and conditions of their executed engagement letters and (ii) promptly (and not later than three business days following the TSA Effective Date with respect to accrued fees as of that date, and no later than upon closing with respect to the balance of the fees and expenses) pay the reasonable and documented fees, costs and expenses of Jones Day (“Jones Day”) and Evercore Inc. as advisors to that certain ad hoc group of Term B-2 Lenders (the “Consenting Term B-2 Lenders Advisors”).

8.                                      Backstop Commitments. In the Unsecured Exchange Transaction, in the event the Dutch Auction is conducted and the aggregate purchase price of all Tendered Notes is less than $100,000,000 (such shortfall, a “Dutch Auction Shortfall”), then on and subject to the terms and conditions of this Amended Agreement:

(a)                                 Ascent shall provide written notice thereof to each Consenting Noteholder (with a copy to the Consenting Noteholder Advisors) as promptly as practicable (and in no event more than 3 Business Days) after expiration of the Dutch Auction, which notice shall set forth the amount of the Dutch Auction Shortfall, the Aggregate Backstop Amount and such Consenting Noteholder’s Backstop Amount;

(b)                                 Each Consenting Noteholder hereby agrees, severally and not jointly, that a portion of the Notes that is tendered into the Unsecured Exchange, in an aggregate principal amount equal to its respective Backstop Amount (the

“Backstop Notes”), shall automatically be deemed, for all purposes of this Amended Agreement, the Dutch Auction, and the Unsecured Exchange, to have been validly tendered by such Consenting Noteholder in the Dutch Auction (in lieu of having been tendered in the Unsecured Exchange) at a purchase price equal to $875 per $1,000 in principal amount of such Notes; provided, however, that such deemed tender shall not affect the calculation of the Dutch Auction Price or the payment thereof for any other Notes that are accepted and purchased by Ascent in the Dutch Auction; and

(c)                                  Ascent and Monitronics hereby agree that each Consenting Noteholder’s Backstop Notes shall automatically be deemed, for all purposes of this Amended Agreement, the Dutch Auction and the Unsecured Exchange, to have been validly tendered into the Dutch Auction (in lieu of having been tendered in the Unsecured Exchange) by such Consenting Noteholder, at a purchase price equal to $875 per $1,000 in principal amount of such Notes, and Ascent shall accept and purchase all such Backstop Notes at such price and otherwise pursuant to and in accordance with the terms of the Dutch Auction at such price; provided, however, that such deemed tender shall not affect the calculation of the Dutch Auction Price or the payment thereof for any other Notes that are accepted and purchased by Ascent in the Dutch Auction.

Nothing contained in this Section 8 shall in any way restrict or limit any Consenting Noteholder’s right or ability to otherwise participate in the Dutch Auction pursuant to the terms and conditions thereof, at a price equal to $875 per $1,000 in principal amount, or at any lower price.

9.                                      Consenting Noteholder Termination Events.  The Requisite Consenting Noteholders, in their sole discretion, may terminate this Amended Agreement with respect to the Consenting Noteholders (a “Consenting Noteholder Termination”) upon or at any time following the occurrence of any of the following events (each, a “Consenting Noteholder Termination Event”), by giving written notice of such termination to each of the other Parties, and such termination shall be effective immediately upon delivery of such written notice to each of the other Parties in accordance with Section 25 hereof, except to the extent that such Consenting Noteholder Termination Event has been waived in writing by the Requisite Consenting Noteholders in their sole discretion:

(a)                                 Any of the Definitive Documentation is amended or modified in a manner that is inconsistent with this Amended Agreement, and such amendment or modification has not been revoked or withdrawn within three (3) business days of written notice from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders) to the other Parties hereto;

(b)                                 the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Transactions on the terms and conditions set forth in this Amended Agreement, the Term Sheet and the Definitive Documentation; provided, however, that any Party shall have five (5) business days after issuance of such ruling or order to obtain relief that would allow consummation of the Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of this Amended Agreement, and (ii) is acceptable to the Requisite Consenting Noteholders in their reasonable discretion;

(c)                                  the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) of any of Ascent, Monitronics or one or more of the Consenting Term B-2 Lenders (in the case of the Consenting Term B-2 Lenders, solely to the extent that the non-breaching Consenting Term B-2 Lenders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Term B-2 Loans and solely in the context of the Second Lien Exchange Transaction) of any representation, warranty, or covenant of such Party set forth in this Amended Agreement (it being understood and agreed that any actions required to be taken by any Party that are included in the Term Sheet attached to this Amended Agreement but not in this Amended Agreement are to be considered “covenants” of such Party, and therefore covenants of this Amended Agreement, notwithstanding the failure of any specific provision in the Term Sheet to be re-copied in this Amended Agreement) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such breaching Party of written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders in accordance with Section 25);

(d)                                 Ascent or Monitronics terminates its respective obligations under and in accordance with Section 11 respectively, of this Amended Agreement;

(e)                                  the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Amended Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by the other Parties hereto of written notice of such non-compliance from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(f)                                   the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date hereof (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect as measured from the date hereof on the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of Ascent or Monitronics, taken as a whole, or their ability to perform their respective obligations under, or to consummate the Transactions contemplated by, this Amended Agreement, which material adverse effect remains uncured for a period of three (3) business days after the receipt by Ascent and Monitronics of written notice thereof from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(g)                                  the occurrence of any “Event of Default” under the Notes Indenture or the Credit Agreement (subject to any applicable right to cure therein upon notice to the Consenting Noteholders or the Consenting Term B-2 Lenders, as applicable); or

(h)                                 the occurrence of any other material breach of this Amended Agreement not otherwise covered in the immediately preceding clauses (a) through and including (g) by any of Ascent, Monitronics or one or more of the Consenting Term B-2 Lenders (in the case of the Consenting Term B-2 Lenders, solely to the extent that the non-breaching Consenting Term B-2 Lenders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Term B-2 Loans and solely with respect to the Second Lien Exchange Transaction) that has not been cured (if susceptible to cure) within five (5) business days after the receipt by Ascent,  Monitronics, and the Consenting Term B-2 Lenders of written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders in accordance with Section 25).

Notwithstanding the foregoing, upon a Consenting Noteholder Termination pursuant to the foregoing subsections 9(c) or 9(h) resulting from a breach by any of the Consenting Term B-2 Lenders, the Amended Agreement shall not terminate with respect to the Consenting Noteholders; provided however, that the obligations of the Consenting Noteholders hereunder shall thereafter only be with respect to an Unsecured Exchange Transaction.

10.                               Consenting Term B-2 Lender Termination Events.  The Requisite Consenting Term B-2 Lenders, in their sole discretion, may terminate this Amended Agreement with respect to the Consenting Term B-2 Lenders (a “Consenting Term B-2 Lender Termination”) upon or at any time following the occurrence of any of the following events (each, a “Consenting Term B-2 Lender Termination Event”), by giving written notice of such termination to each of the other Parties, and such termination shall be effective immediately upon delivery of such written notice to each of the other Parties in accordance with Section 25 hereof, except to the extent that such Consenting Term B-2 Lender Termination Event has been waived in writing by the Requisite Consenting Term B-2 Lenders in their sole discretion:

(a)                                 Any of the Definitive Documentation is amended or modified in a manner that is inconsistent with this Amended Agreement, and such amendment or modification has not been revoked or withdrawn within three (3) business days of written notice from the Requisite Consenting Term B-2

Lenders (which notice may be provided by Jones Day at the direction of the Requisite Consenting Term B-2 Lenders) to the other Parties hereto;

(b)                                 the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Transactions on the terms and conditions set forth in this Amended Agreement, the Term Sheet and the Definitive Documentation; provided, however, that any Party shall have five (5) business days after issuance of such ruling or order to obtain relief that would allow consummation of the Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of this Amended Agreement, and (ii) is acceptable to the Requisite Consenting Term B-2 Lenders in their reasonable discretion;

(c)                                  the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) of any of Ascent, Monitronics or one or more of the Consenting Noteholders (in the case of the Consenting Noteholders, solely to the extent that the non-breaching Consenting Noteholders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Notes) of any representation, warranty, or covenant of such Party set forth in this Amended Agreement (it being understood and agreed that any actions required to be taken by any Party that are included in the Term Sheet attached to this Amended Agreement but not in this Amended Agreement are to be considered “covenants” of such Party, and therefore covenants of this Amended Agreement, notwithstanding the failure of any specific provision in the Term Sheet to be re-copied in this Amended Agreement) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such breaching Party of written notice of such breach from the Requisite Consenting Term B-2 Lenders (which notice may be provided by Jones Day at the direction of the Requisite Consenting Term B-2 Lenders in accordance with Section 25);

(d)                                 Ascent, Monitronics, or the Requisite Consenting Noteholders as a group, terminates its respective obligations under and in accordance with Sections 9 or 11, respectively, of this Amended Agreement;

(e)                                  the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Amended Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by the other Parties hereto of written notice of such non-compliance from the Requisite Consenting Term B-2 Lenders (which notice may be provided by Jones Day at the direction of the Requisite Consenting Term B-2 Lenders);

(f)                                   the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date hereof (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect as measured from the date hereof on the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of Ascent or Monitronics, taken as a whole, or their ability to perform their respective obligations under, or to consummate the Transactions contemplated by, this Amended Agreement, which material adverse effect remains uncured for a period of three (3) business days after the receipt by Ascent and Monitronics of written notice thereof from the Requisite Consenting Term B-2 Lenders (which notice may be provided by Jones Day at the direction of the Requisite Consenting Term B-2 Lenders);

(g)                                  the occurrence of any “Event of Default” under the Notes Indenture or the Credit Agreement (subject to any applicable right to cure therein upon notice to the Consenting Noteholders or the Consenting Term B-2 Lenders, as applicable); or

(h)                                 the occurrence of any other material breach of this Amended Agreement not otherwise covered in the immediately preceding clauses (a) through and including (g) by any of Ascent, Monitronics or one or more of the Consenting Noteholders (in the case of the Consenting Noteholders, solely to the extent that the non-breaching Consenting Noteholders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Notes) that has not been cured (if susceptible to cure) within five (5) business days after the receipt by Ascent, Monitronics, and the Consenting Noteholders of written notice of such breach from the Requisite Consenting Term B-2 Lenders (which notice may be provided by Jones Day at the direction of the Requisite Consenting Term B-2 Lenders in accordance with Section 25).

11.                               Company Termination Events.  Each of Ascent and Monitronics, in its sole discretion, may terminate this Amended Agreement with respect to Ascent or Monitronics (a “Company Termination”) upon or at any time following the occurrence of any of the following events (each a “Company Termination Event”), by giving written notice of such termination to each of the other Parties and such termination shall be effective immediately upon delivery of such written notice to each of the other Parties in accordance with Section 25 hereof, except to the extent that such Company Termination Event has been waived in writing by Ascent and/or Monitronics in its sole discretion:

(a)                                 the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders or one or more of the Consenting Term B-2 Lenders of any representation, warranty, or covenant of such Consenting Noteholder(s) or Consenting Term B-2 Lender(s), as applicable, set forth in this Amended Agreement such that the non-breaching Consenting Noteholders, or non-breaching Consenting Term B-2 Lenders, as applicable, own or control, in the aggregate, 50% or less of the aggregate principal amount of the Notes or 50% or less of the aggregate principal amount of the Term B-2 Loans, as applicable that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Consenting Noteholder(s) or Consenting Term B-2 Lender(s), as applicable, of written notice and description of such breach from Ascent or Monitronics;

(b)                                 the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the consummation of the Transactions on the terms and conditions set forth in this Amended Agreement, the Term Sheet and the Definitive Documentation; provided, however, that Ascent and Monitronics have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Amended Agreement and such ruling or order shall remain uncured, not vacated or not overruled for a period of at least five (5) business days;

(c)                                  the Requisite Consenting Noteholders terminate their obligations under and in accordance with Section 9 of this Amended Agreement (it being understood that termination by the Requisite Consenting Term B-2 Lenders shall not terminate the right and the obligations of the remaining Parties to engage in the Unsecured Exchange Transaction); or

(d)                                 the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Amended Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by the Consenting Noteholders and the Consenting Term B-2 Lenders of written notice of such non-compliance from Ascent or Monitronics; provided that Ascent and Monitronics have made good faith efforts to negotiate such Definitive Documentation.

Notwithstanding the foregoing, upon a Company Termination pursuant to the foregoing subsection 11(a) resulting from a breach by any of the Consenting Term B-2 Lenders, the Amended Agreement shall not terminate with respect to Ascent or Monitronics; provided however, that the obligations of Ascent and Monitronics hereunder shall thereafter only be with respect to an Unsecured Exchange Transaction.

12.          Mutual Termination; Automatic Termination.  This Amended Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among Ascent, Monitronics, the Requisite Consenting Noteholders, and the Requisite Consenting Term B-2 Lenders.  Notwithstanding anything in this Amended Agreement to the contrary, this Amended Agreement shall terminate automatically (i) only as to the Consenting Term B-2 Lenders, if Monitronics fails to obtain the requisite consents to the Bank Amendments on or prior to the Toggle Trigger Time (as such Toggle Trigger Time may be amended in accordance with the terms of this Amended Agreement), and (ii) as to all Parties, upon the occurrence of any of the following events:

(a)                                 any of Ascent, Monitronics or any of their respective subsidiaries (i) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of such entity or any substantial part of the property of such entity, (ii) seeks any arrangement, adjustment, protection, or relief of its debts other than as contemplated by this Amended Agreement, or (iii) makes a general assignment for the benefit of its creditors;

(b)                                 any of Ascent, Monitronics or any of their respective subsidiaries commences a voluntary case filed under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”);

(c)                                  the commencement of an involuntary case against any of Ascent, Monitronics or any of their respective subsidiaries under the Bankruptcy Code that is not dismissed within thirty (30) days of such filing; or

(d)                                 the occurrence of the consummation of the Transactions.

13.          Effect of Termination.  The date on which termination of this Amended Agreement as to a Party is effective in accordance with Sections 9, 10, 11 or 12 of this Amended Agreement shall be referred to as a “Termination Date.”  Upon the occurrence of (a) a Consenting Noteholder Termination or a Termination Date pursuant to Sections 12(ii)(a)-(c), Monitronics shall promptly withdraw, and shall not consummate, the SUN Exchange Offer, (b) a Consenting Term B-2 Lender Termination or a Termination Date pursuant to Sections 12(ii)(a)-(c), Monitronics shall promptly withdraw, and shall not consummate, the Bank Amendments, and (c) any Termination Date, (i) the rights and obligations of the terminating Party under this Amended Agreement shall be terminated effective immediately, and (ii) the terminating Party shall be released from all commitments, undertakings, and agreements hereunder; provided however, that each of the following shall survive any such termination:  (A) any claim for breach of this Amended Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; and (B) Sections 13, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, and 33 hereof.  At any time from and after the Termination Date (except in the case of a Termination Date pursuant to Section 12(ii)(d)), each Consenting Noteholder in its sole discretion may withdraw or revoke its tender, consent and/or vote with respect to the SUN Exchange Offer in accordance with the terms and conditions of the SUN Exchange Offer and each Consenting Term B-2 Lender may withdraw its consent to the Bank Amendments in accordance with the terms thereof.

14.          Transfers of Claims and Interests. (a) Each Consenting Noteholder shall not sell, loan, assign, transfer, hypothecate (other than hypothecations or re-hypothecations in favor of a registered broker-dealer with whom the Notes are held in a prime brokerage account), tender or otherwise dispose of (including by participation), directly or indirectly, its right, title, or interest in any Notes, in whole or in part (such actions are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity that first agrees in writing to be bound by the terms of this Amended Agreement by executing and delivering to counsel to Ascent and Monitronics and counsel to the Consenting Noteholders, in accordance with Section 25 hereof, a transferee joinder substantially in the form attached hereto as Exhibit B-1 (a “Noteholder Transferee Joinder”); provided, however, that a Consenting Noteholder may permit its prime broker to hold the Notes as part of a custodian arrangement whereby such Consenting Noteholder retains all of its voting rights with respect to such Notes from the TSA Effective Date until the occurrence of the Termination Date.  With respect to any and all Notes held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholders, as applicable, set forth in this Amended Agreement and (if not already a Consenting Noteholder) is deemed to be, and shall be, a Consenting Noteholder for all purposes of this Amended Agreement.  Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Amended Agreement that occurs prior to such Transfer) under this Amended Agreement to the extent of such transferred rights and obligations.

Any Transfer made in violation of this Section 14(a) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Ascent, Monitronics, any Consenting Noteholder or Consenting Term B-2 Lender, and shall not create any obligation or liability of Ascent, Monitronics, any Consenting Noteholder or any Consenting Term B-2 Lender to the purported transferee.

(b)           Each Consenting Term B-2 Lender shall not sell, loan, assign, transfer, hypothecate, tender or otherwise dispose of (including by participation), directly or indirectly, its right, title, or interest in any Term B-2 Loan, in whole or in part (such actions are collectively referred to herein as a “Loan Transfer” and the Consenting Term B-2 Lender making such Loan Transfer is referred to herein as the “Loan Transferor”), unless such Loan Transfer is to another Consenting Term B-2 Lender or any other entity that first agrees in writing to be bound by the terms of this Amended Agreement by executing and delivering to counsel to Ascent and Monitronics and counsel to the Consenting Term B-2 Lenders, in accordance with Section 25 hereof, a transferee joinder substantially in the form attached hereto as Exhibit B-2 (a “Loan Transferee Joinder”).  With respect to any and all Term B-2 Loans held by the relevant transferee upon consummation of a Loan Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Term B-2 Lender, as applicable, set forth in this Amended Agreement and (if not already a Consenting Term B-2 Lender is deemed to be, and shall be, a Consenting Term B-2 Lender for all purposes of this Amended Agreement).  Upon compliance with the foregoing, the Loan Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Amended Agreement that occurs prior to such Loan Transfer) under this Amended Agreement to the extent of such transferred rights and obligations.

Any Loan Transfer made in violation of this Section 14(b) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Ascent, Monitronics, any Consenting Noteholder or any Consenting Term B-2 Lender, and shall not create any obligation or liability of Ascent, Monitronics, any Consenting Noteholder, or any Consenting Term B-2 Lender to the purported transferee.

(c)           Notwithstanding the foregoing, a Qualified Marketmaker (as defined herein), acting solely in its capacity as such, that acquires any Notes or Term B-2 Loans subject to this Amended Agreement shall not be required to execute a counterpart signature page to this Amended Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Notes or Term B-2 Loans within five (5) business days of its acquisition and the purchaser or assignee of such Notes or Term B-2 Loans is a Consenting Noteholder or a Consenting Term B-2 Lender, as applicable, or such purchaser or assignee executes and delivers a Transferee Joinder or Loan Transferee Joinder, as applicable, to counsel to Ascent and Monitronics, counsel to the Consenting Noteholders, and counsel to the Consenting Term B-2 Lenders, in accordance with Section 25 hereof; provided that, if a Qualified Marketmaker, acting solely in its capacity as such, acquires Notes or Term B-2 Loans from an entity who is not a Consenting Noteholder with respect to such Notes or is not a Consenting Term B-2 Lender with respect to such Term B-2 Loans (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute and deliver a Transferee Joinder or a Loan Transferee Joinder; provided further, that any such Qualified Marketmaker that is a Party to this Amended Agreement shall otherwise be subject to the terms and conditions of this Amended Agreement pending the completion of any such Transfer.  For purposes of this Amended Agreement, a “Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Notes and/or Term B-2 Loans of Monitronics, in its capacity as a dealer or market maker in Notes and/or Term B-2 Loans of Monitronics and is not holding such Notes or Term B-2 Loans for its own account.

15.          Further Acquisition of Claims or Interests.  Nothing in this Amended Agreement shall be construed as precluding any Consenting Noteholder or any Consenting Term B-2 Lender or any of such party’s affiliates from acquiring additional Notes or Term B-2 Loans; provided, however, that any additional Notes or Term B-2 Loans acquired by any Consenting Noteholder or any Consenting Term B-2 Lender and with respect to which such Consenting Noteholder or such Consenting Term B-2 Lender is the beneficial owner, or the nominee, investment manager, advisor or subadvisor for the beneficial owner with power and/or authority to bind any Notes or Term B-2 Loans held by it shall automatically and immediately be subject to the terms and conditions of this Amended Agreement, except to the extent the additional Notes or additional Term B-2 Loans are acquired by such Consenting Noteholder or Consenting Term B-2 Lender (in its capacity as such a nominee, investment manager, advisor or subadvisor) for the account of a beneficial owner for whom the Consenting Noteholder or Consenting Term B-2 Lender does not currently hold any Notes or Term B-2 Loans that are subject to this Amended Agreement.  Upon any such further acquisition, such Consenting Noteholder or Consenting Term B-2 Lender shall promptly notify counsel to Ascent and Monitronics and counsel to the Consenting

Noteholders or Consenting Term B-2 Lenders as applicable, and the Notes or Term B-2 Loans so acquired shall become subject to the terms of this Amended Agreement.

16.          Consents and Acknowledgments.  Each Party irrevocably acknowledges and agrees that this Amended Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

17.          Representations and Warranties.

(a)                                 Each Consenting Noteholder hereby represents and warrants on a several and not joint basis for itself and not any other Person that the following statements are true, correct, and complete as of the date hereof:

(i)                                     it has the requisite organizational power and authority to enter into this Amended Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Amended Agreement;

(ii)                                  the execution and delivery of this Amended Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution, delivery, and performance by it of this Amended Agreement does not violate any provision of its certificate of incorporation, or bylaws, or other organizational documents;

(iv)                              it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate the terms and conditions of this Amended Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Amended Agreement, and it has made its own analysis and decision to enter into this Amended Agreement;

(v)                                 it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Transactions; and

(vi)                              it (A) is the beneficial owner, or the nominee, investment manager, advisor or subadvisor for the beneficial owner with power and/or authority to bind the Notes identified and in the amounts set forth on its signature page hereto (or, in the case of a Consenting Noteholder that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Transferee

Joinder executed and delivered by such Consenting Noteholder); and (B) does not beneficially own any Notes other than as identified on its signature page hereto (or, in the case of a Consenting Noteholder that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Transferee Joinder executed and delivered by such Consenting Noteholder).

(b)                                 Each Consenting Term B-2 Lender hereby represents and warrants on a several and not joint basis for itself and not any other Person that the following statements are true, correct, and complete as of the date hereof:

(i)                                     it has the requisite organizational power and authority to enter into this Amended Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Amended Agreement;

(ii)                                  the execution and delivery of this Amended Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution, delivery, and performance by it of this Amended Agreement does not violate any provision of its certificate of incorporation, or bylaws, or other organizational documents;

(iv)                              it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate the terms and conditions of this Amended Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Amended Agreement, and it has made its own analysis and decision to enter into this Amended Agreement;

(v)                                 it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Transactions; and

(vi)                              it (A) is the beneficial owner, or the nominee, investment manager, advisor or subadvisor for the beneficial owner with power and/or authority to bind the Term B-2 Loans identified and in the amounts set forth on its signature page hereto (or, in the case of a Consenting Term B-2 Lender that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Loan Transferee Joinder executed and delivered by such

Consenting Term B-2 Lender); and (B) does not beneficially own any Term B-2 Loans other than as identified on its signature page hereto (or, in the case of a Consenting Term B-2 Lender that becomes a party hereto after the TSA Effective Date, below its name on its signature page to the Loan Transferee Joinder executed and delivered by such Consenting Term B-2 Lender).

(c)                                  Each of Ascent and Monitronics hereby represents and warrants on a joint and several basis (and not for any other Person other than itself) that the following statements are true, correct, and complete as of the date hereof:

(i)                                     it has the requisite corporate or other organizational power and authority to enter into this Amended Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Amended Agreement;

(ii)                                  the execution and delivery of this Amended Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)                               the execution and delivery by it of this Amended Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

(iv)                              the execution and delivery by it of this Amended Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Transactions;

(v)                                 it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Amended Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Amended Agreement, and it has made its own analysis and decision to enter into this Amended Agreement and otherwise investigated this matter to its full satisfaction; and

(vi)                              it is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction.

18.          Waiver.  If the Transactions are not consummated, then following the occurrence of the Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 13 of this Amended Agreement, and the Parties expressly reserve any and all of their respective rights.  The Parties acknowledge that this Amended Agreement and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Amended Agreement, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding, or used by any party for any reason whatsoever, including in any proceeding, other than a proceeding to enforce its terms.

19.          Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Amended Agreement shall be several, not joint and the duties and obligations of the Consenting Term B-2 Lenders under this Amended Agreement shall be several, not joint.  No Party shall have any responsibility by virtue of this Amended Agreement for any trading by any other entity.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Amended Agreement.

20.          Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Amended Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Amended Agreement, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

21.          GOVERNING LAW & JURISDICTION.  THIS AMENDED AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AMENDED AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AMENDED AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AMENDED AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING, AND WAIVES ANY OBJECTION IT MAY HAVE TO VENUE OR THE CONVENIENCE OF THE FORUM.

22.          WAIVER OF RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AMENDED AGREEMENT.  INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

23.          Successors and Assigns.  Except as otherwise provided in this Amended Agreement, this Amended Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

24.          No Third-Party Beneficiaries.  Unless expressly stated herein, this Amended Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary of this Amended Agreement.

25.          Notices.  All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing.  Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to Ascent or Monitronics:

Ascent Capital Group, Inc. 5251 DTC Parkway, Suite 1000 Greenwood Village, CO 80111
	Attn:	Mr. William Niles
	Tel:	303.628.5600
	Email:	wniles@ascentcapitalgroupinc.com

With a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
	Attn:	Renee L. Wilm, Esq.
Emanuel C. Grillo, Esq.

Tel: 212.408.2500
Fax: 212.408.2501
	Email:	renee.wilm@bakerbotts.com
emanuel.grillo@bakerbotts.com

and

Latham & Watkins LLP
885 Third Avenue,
New York, New York 10022
	Attn:	Roger Schwartz, Esq.
David Hammerman, Esq.

Tel: 212.906.1200
Fax: 212.751.4864
	Email:	roger.schwartz@lw.com
david.hammerman@lw.com

(b)	Consenting Noteholders:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
	Attn:	Kristopher M. Hansen, Esq.
Sayan Bhattacharyya, Esq.

	Tel:	212.806.6056
212.806.5723
	Fax:	212.806.6006
	Email:	khansen@stroock.com
sbhattacharyya@stroock

(c)	Consenting Term B-2 Lenders:

Jones Day LLP
250 Vesey Street
New York, New York 10281-1047
Attn: Scott J. Greenberg, Esq.

Tel: 212.326.3939
Fax: 212.755.7306
Email: sgreenberg@jonesday.com

26.          Entire Agreement.  This Amended Agreement (including, for the avoidance of doubt, the Term Sheet and any other Exhibits) constitutes the entire agreement of the Parties with respect to the subject matter of this Amended Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Amended Agreement.

27.          Amendments.  Except as otherwise provided herein, this Amended Agreement may not be modified, amended, or supplemented except in a writing executed and delivered by

Ascent, Monitronics, the Requisite Consenting Noteholders and the Requisite Consenting Term B-2 Lenders.

28.          Counterparts.  This Amended Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original and shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by email in portable document format (.pdf) or other electronic imaging means, which shall be deemed to be an original for the purposes of this Section 28; provided, however, that signature pages executed by each of the Consenting Noteholders or the Consenting Term B-2 Lenders shall be delivered to (a) each of the other Consenting Noteholders, the other Consenting Term B-2 Lenders, counsel to the Consenting Noteholders (solely with respect to the signature pages of Consenting Term B-2 Lenders) and counsel to the Consenting Term B-2 Lenders (solely with respect to the signature pages of Consenting Noteholders) in a redacted form that removes such Consenting Noteholder’s or Consenting Term B-2 Lender’s holdings of Notes or Term B-2 Loans (as applicable), and (b) Ascent and Monitronics in an unredacted form.

29.          Public Disclosure and Press Releases.  This Amended Agreement, as well as its terms, its existence, and the details regarding the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof.  Notwithstanding the foregoing, Ascent and Monitronics may make any public disclosure or filing with respect to the subject matter of this Amended Agreement, including, without limitation, the existence of, or the terms of, this Amended Agreement or any other material term of the Transactions, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of NASDAQ, without the express written consent of the other Parties; provided, that Ascent and Monitronics shall consult with the Consenting Noteholder Advisors and the Consenting Term B-2 Lender Advisors before issuing any such press release or making any such filing and shall submit drafts to the Consenting Noteholder Advisors and the Consenting Term B-2 Lender Advisors of any such press releases or filing as soon as reasonably practicable prior to making any such disclosure, and shall afford the Consenting Noteholder Advisors and the Consenting Term B-2 Lender Advisors an opportunity to comment on such documents and disclosures, and such documents and disclosures shall be in form and substance reasonably acceptable to the Consenting Noteholder Advisors and the Consenting Term B-2 Lender Advisors.  Each Party to this Amended Agreement shall have the right, at any time, to know the identities of every other Party to this Amended Agreement, but must keep such information confidential and may not disclose such information to any Person except to the extent such Party believes, upon the advice of counsel, that it is legally required to do so.  Notwithstanding anything to the contrary in this Amended Agreement, Ascent and Monitronics shall not disclose to any Person (and shall redact all such information in any public filing) the identities and holdings information (including the amounts or percentages of Notes held) of any Consenting Noteholders and the identities and holdings information (including the amounts or percentages of Term B-2 Loans held) of any the Consenting Term B-2 Lenders as of the date hereof or at any time hereafter, except to the extent compelled to disclose such information by a court of competent jurisdiction, in which event Ascent and Monitronics shall (a) take all reasonable measures to limit the scope of such disclosure and (b) give the affected Consenting Noteholder(s) and the Consenting Noteholder Advisors (who shall have the right to seek a protective order prior to disclosure) or the affected Consenting Term B-2 Lender(s) and the Consenting Term B-2 Lender Advisors, in each case as applicable, prior written notice of such disclosure and a reasonable opportunity to review and comment in advance of such disclosure or filing; provided, however, that the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes held by all Consenting Noteholders, collectively or the aggregate percentage or aggregate principal amount of Term B-2 Loans held by all Consenting Term B-2 Lenders.

30.          Headings.  The section headings of this Amended Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Amended Agreement.

31.          Interpretation.  This Amended Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Amended Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

32.          Representation by Counsel.  Each Party hereto acknowledges that it has been represented by, or has been provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Amended Agreement and the Transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Amended Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

33.          Severability.  If any provision of this Amended Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Amended Agreement shall continue in full force and effect; provided, however, that nothing in this Section 33 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Amended Agreement so as to effect the original intent of the Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signatures and exhibits follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amended Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

ASCENT CAPITAL GROUP, INC.

By:	/s/ William Niles
	Name:	William Niles
	Title:	Chief Executive Officer

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William Niles
	Name:	William Niles
	Title:	Executive Vice President

[CONSENTING NOTEHOLDERS]

[CONSENTING TERM B-2 LENDERS]

Exhibit A to the Amended and Restated Transaction Support Agreement

Term Sheet

Execution Version

ASCENT CAPITAL GROUP, INC.

MONITRONICS INTERNATIONAL, INC.

(COLLECTIVELY, THE “COMPANY”)

TERM SHEET

OCTOBER 30, 2018

This Term Sheet sets forth the principal terms of the Transactions.  Capitalized terms used herein and not otherwise defined shall have the meanings given them in that certain Amended and Restated Transaction Support Agreement dated as of October 30, 2018, to which this Term Sheet is an exhibit (the “Amended Agreement”).

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO BUY, SELL OR EXCHANGE ANY OF THE SECURITIES OR INSTRUMENTS DESCRIBED HEREIN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE TRANSACTIONS AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION, AS CONTEMPLATED BY THE AMENDED AGREEMENT.

Second Lien Transactions Overview

Second Lien Exchange:

Monitronics shall offer to exchange (the “Second Lien Exchange”), and the Consenting Noteholders shall exchange, the Notes for the New Second Lien Notes (as defined below) on the following basis:

(i)                                     on or prior to the early tender date, the Notes shall be exchanged on a par value basis such that for each $1,000 aggregate principal amount of Notes tendered, the holder shall receive $1,000 aggregate principal amount of New Second Lien Notes; and

(ii)                                  after the early tender date, but on or before the expiration date of the Second Lien Exchange, the Notes shall be exchanged such that for each $1,000 aggregate principal amount of Notes tendered, the holder shall receive $950 aggregate principal amount of New Second Lien Notes.

New Second Lien Notes of Monitronics (“New Second Lien Notes”)

Interest Rate:	Monitronics shall pay interest on the New Second Lien Notes, semi-annually, (a) in cash at a rate per annum equal to 5.5%; plus (b) in kind (PIK) at a rate per annum equal to 6.5%.

Guarantees/Collateral/Security:	The New Second Lien Notes shall be guaranteed by each subsidiary of Monitronics that guarantees the obligations under the Credit Agreement

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(the “Guarantors”).  Monitronics and the Guarantors shall grant to the collateral trustee for the New Second Lien Notes for the benefit of the holders of the New Second Lien Notes second priority security interests in, and liens upon the same collateral presently pledged as security for the Credit Agreement, including the existing parent pledge and any collateral that may be pledged in the future as security for the obligations under the Credit Agreement.  Any security interests granted shall be in all respects subject to the Intercreditor Agreement described in the “Conditions to Closing” below.

Maturity Date:	April 30, 2023.

Covenants and Events of Default:

Standard and customary covenants and events of default for a transaction of this type, nature and size, and including (without limitation) the following:

•                  Monitronics’ right to issue additional New Second Lien Notes up to a maximum aggregate principal amount of $610.0 million (inclusive of the amount of the New Second Lien Notes issued in the Second Lien Exchange), which may be issued solely for the following purposes: (i) up to $585.0 million aggregate principal amount of New Second Lien Notes (excluding any PIK Interest, but inclusive of the amount of the New Second Lien Notes issued in the Second Lien Exchange) may be issued following the closing of the Second Lien Exchange solely to refinance the Notes not exchanged in the Second Lien Exchange (the “Stub Notes”); and (ii) up to $25.0 million aggregate principal amount of New Second Lien Notes (but, excluding any PIK Interest) (the “Supplemental Second Lien Notes”) may be issued solely in exchange for, or solely to refinance, the Ascent 4.00% Convertible Senior Notes due 2020 (the “Ascent Convertible Notes”) at an exchange rate not in excess of par for par, in each case of clauses (i) and (ii), subject to pro forma compliance with a new Total Secured Debt to EBITDA debt incurrence ratio covenant (taking into account only first and second lien debt, plus any PIK Interest) to be set at 5.25 times (which is to be calculated in the same manner as the existing Total Debt to EBITDA covenant under the Credit Agreement which Total Debt to EBITDA covenant shall also remain in effect and shall also be amended to be set at 5.5x; and for which the calculation for EBITDA will include the adjustments set forth in this Term Sheet);

•                 Monitronics shall not distribute to Ascent any proceeds received in connection with that certain anticipated insurance reimbursement in an estimated amount of $9,700,000 (the “Insurance Proceeds”), except (i) in connection with a settlement of the litigation initiated by certain holders of the Ascent Convertible Notes, which settlement either satisfies all or a portion of the Ascent Convertible Notes or extends the maturity date of the Ascent Convertible Notes to a date at least 90 days after the final maturity date of the Term B-2 Loans or the New

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Second Lien Notes, whichever is later (the “Settlement”) or (ii) as part of an exchange or other similar transaction in lieu of a Settlement which transaction either refinances, repays, redeems, or repurchases all or a portion of the Ascent Convertible Notes or extends the maturity date of the Ascent Convertible Notes to a date at least 90 days after the final maturity date of the Term B-2 Loans or the New Second Lien Notes, whichever is later; provided that any such distribution from Monitronics to Ascent shall be made solely in the form of repayment in full satisfaction of the outstanding intercompany loan evidenced by that certain Amended and Restated Promissory Note, dated as of February 29, 2016 (the “Interco Note”) with such Insurance Proceeds;

•                 Monitronics shall not purchase, prepay, redeem or otherwise retire for cash any of the Notes not exchanged in the Second Lien Exchange; provided, that immediately prior to the date (or on the date) of either (i) the springing maturity date of the Term B-2 Loans with respect to non-consenting Term B-2 Lenders (each as defined below), if any, or (ii) the contractual maturity date of the Notes, Monitronics may use up to $30,000,000 of cash or any remaining portion of the New Second Lien Notes to acquire or repay any Stub Notes;

•                 A “Permitted Payments” basket under the indenture for the New Second Lien Notes shall be included to permit an aggregate annual amount of up to $10,000,000 to be distributed to Ascent by Monitronics to fund (i) solely public company and other administrative expenses in an amount not to exceed $6,000,000 annually and (ii) interest payments solely on the Ascent Convertible Notes (or any notes or debt instruments exchanged for the Ascent Convertible Notes) not to exceed $4,000,000 annually; provided, that the amount that may be distributed in any year shall be reduced on a dollar-for-dollar basis (a) in an amount equal to any principal payments (but not interest payments which may continue to be made in the ordinary course of business) made in respect of the Interco Note in such year (which reduction shall be applied ratably to the sublimits applicable to the public company expenses and the interest on the Ascent Convertible Notes), except that no such reduction shall be applied in connection with any payment in respect of the Interco Note with the Insurance Proceeds as described above; and (b) in an amount equal to solely the cash interest payable in respect of any Supplemental Second Lien Notes issued in accordance with this Term Sheet.  For avoidance of doubt, to the extent that the cash amount of interest payable on the Ascent Convertible Notes is reduced in accordance with the foregoing, the Permitted Payments basket shall be reduced by a corresponding amount. Any cash transferred from Monitronics to Ascent pursuant to the Permitted Payments basket that is not used for the purposes specified in the first sentence of this section within 18 months of the distribution thereof shall be promptly returned to Monitronics; and

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•                 Credit Agreement covenants (including Section 7.02(d)) shall be amended to permit the incurrence of unsecured debt solely to refinance debt of Monitronics which shall be subject to the consent of the Requisite Term B-2 Lenders and the Requisite Consenting Noteholders (which in each case shall not unreasonably be withheld) with respect to the maturity and the pricing of such unsecured debt.

Treatment of the Ascent Convertible Notes:

To retire the Ascent Convertible Notes, Ascent may use available cash of Ascent (including proceeds of the repayment of the Interco Loan to the extent permitted hereunder) and Monitronics may exchange up to $25.0 million of New Second Lien Notes (subject to the leverage ratio test referenced above).

Consent Solicitation:

The tender of any Note into the Second Lien Exchange shall constitute consent to the proposed amendments to the Notes Indenture which shall include the elimination or waiver of all, or substantially all, of the restrictive covenants and events of default under the Notes Indenture.

Amendments to Existing Credit Agreement

In connection with the Second Lien Exchange, those lenders under the Term B-2 Loan (the “Term B-2 Lenders”) under the Existing Credit Agreement who consent to the proposed amendments of the Credit Agreement (the “Bank Amendments”) shall receive, and the Existing Credit Agreement shall be amended to include:

•                 an increase in the interest rate payable in respect of the Term B-2 loan under the Credit Agreement (the “Term B-2 Loan”) of 100 basis points to L + 650;

•                 an increase in the per quarter amortization payments for two years commencing on the first quarterly payment date after the effective date of the amendment such that each quarterly payment in respect of all Term B-2 Loans shall be equal to $9,375,000 for two years (totaling $75,000,000 in the aggregate over such two-year period) with such quarterly amortization payments to be reduced after such two-year period to $2,750,000;

•                 call protection following the amendment effective date as follows: 102 in the first year, 101 in the second year and par thereafter.

In connection with the Second Lien Exchange, those lenders under the Revolving Loans (the “Revolving Loan Lenders”) under the Existing Credit Agreement who consent to the Bank Amendments shall receive, and the Existing Credit Agreement shall be amended to include:

•                 an increase in the interest rate payable in respect of the Revolving Loans under the Existing Credit Agreement of 75 basis points; and

and

•                 permanent reduction of each Revolving Loan Lender’s pro rata share of the Revolving Credit Commitment from $295,000,000 to $250,000,000.

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In addition to the foregoing, the Bank Amendments shall include amendments (i) to provide for (x) termination of the accordion feature of the Term B-2 Loan reducing such amount from $150,000,000 to $0 and eliminating the ability to incur Incremental Equivalent Debt under Section 7.02(l)(i) of the Credit Agreement and (y) termination of the accordion feature of the Revolving Loan reducing such amount from $20,000,000 to $0 and (ii) to the existing covenants in the Credit Agreement to facilitate and permit the Second Lien Exchange, including without limitation:

•                 Total Debt to EBITDA ratio of 5.50x (from 5.25x);

•                 Exclusion of the second lien debt from current RMR to Secured Debt calculation;

•                 LTM pro forma adjustment (add-back) to EBITDA for direct channel account generation up to $10,000,000;

•                 Covenant amendments to permit creation of New Second Lien Notes

•                 Covenant amendments consistent with the covenants set forth above including with respect to amount and conditions of the issuance of the New Second Lien Notes, use of Insurance Proceeds, acquisition or prepayment of Notes; and the use of the up to $10,000,000 annual distribution to Ascent;

•                 Carve out for Permitted Payments basket (as described above) and for the use of up to $30,000,000 in cash to repay (at the times specified above) any outstanding Senior Notes, after giving effect to the Second Lien Exchange to avoid the occurrence of the Springing Maturity (as defined below) or otherwise prior to the maturity date of the Notes;

•                 Elimination of event of default for going concern qualification to the Monitronics’ audit that results from or is related to the “springing” maturity of the Existing Credit Agreement obligations associated with any outstanding Notes (the “Springing Maturity”);

•                 Limit the unsecured debt basket set forth in Section 7.02(d) of the Credit Agreement to refinancings of debt of Monitronics only; and

•                 Solely as to the consenting lenders under the Existing Credit Agreement (and the Consenting Noteholders to the extent applicable), a waiver of the Springing Maturity where no more than $22,500,000 in principal amount of Notes remain outstanding at the date of the Springing Maturity.

Ascent Cash Contribution

Ascent shall contribute $75,000,000 to Monitronics upon the closing of the Second Lien Exchange, which contribution shall not increase or provide for any additional capacity under any of the negative covenants applicable to the Notes and shall not be used to pre-pay any indebtedness of the Company; provided that such funds may be used for general working capital purposes and to pay amounts set forth in the Permitted Payments basket and except as expressly permitted hereunder.

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Conditions Precedent to Closing:

The closing of the Second Lien Exchange and the Bank Amendments shall be subject to customary conditions which shall include the following:

•                 Definitive Documentation that complies with Section 4 of the Amended Agreement and shall include an Intercreditor Agreement between the collateral agent for the lenders under the Existing Credit Agreement and the collateral agent for the holders of the New Second Lien Notes, which Definitive Documentation and Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Requisite Consenting Term B-2 Lenders and the Requisite Consenting Noteholders;

•                 The Bank Amendments shall be in form and substance reasonably satisfactory to the Requisite Consenting Noteholders;

•                 Delivery of customary opinions, as reasonably determined by the parties;

•                 Payment of the reasonable and documented fees and expenses incurred by the professionals for the Revolving Loan Agent, the Consenting Term B-2 Lenders, and the Consenting Noteholders; and

•                 Receipt of requisite consents to the Bank Amendments from the lenders under the Existing Credit Agreement (the “Requisite Consents”).

Unsecured Exchange Transaction Overview

Unsecured Exchange Transaction for New Senior Unsecured Notes and Cash Tender Offer:

If Monitronics has not received the Requisite Consents by the Toggle Trigger Time, then Ascent and Monitronics shall offer to exchange, up to $100 million in cash and/or up to $585 million of New Senior Unsecured Notes (as defined below), together with the Additional Consideration (as defined below) on the following basis:

•                 Cash Tender/Modified Dutch Auction: Tendered Notes shall be accepted for purchase by Ascent (such Notes, the “Acquired Notes”) pursuant to a modified “Dutch Auction” tender offer within a price range of $750 per $1,000 principal amount of Notes to $875 per $1,000 principal amount of Notes.  Notes will be accepted from the lowest price bid to the highest within the range until the tender is filled and the maximum participation level has been reached. Except as provided below with respect to Acquired Notes that may be exchanged by Ascent for New Senior Unsecured Notes, the Acquired Notes shall be exchanged by Ascent for new unsecured notes of Monitronics, which shall be expressly subordinated in right of payment to the New Senior Unsecured Notes and to the guarantees of the New Senior Unsecured Notes, pay cash interest at 9.125% (no PIK feature), and will mature no earlier than the New Senior Unsecured Notes.  Any Notes tendered into the modified Dutch Auction in excess of the maximum participation level, but not accepted, will be deemed tendered into the exchange offer described below.

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•                 Exchange Offer: On or prior to the early tender date, the Notes shall be exchanged on a par value basis such that for each $1,000 principal of Notes tendered, the holder shall receive New Senior Unsecured Notes with a par value of $1,000 principal of New Senior Unsecured Notes; and after the early tender date, but on or before the expiration date of the Unsecured Exchange Transaction, the Notes shall be exchanged such that for each $1,000 principal of Notes tendered, the holder shall receive New Senior Unsecured Notes with a par value of $950 principal of New Senior Unsecured Notes.

Additional Consideration

Cashlessly exercisable warrants representing in the aggregate 10% of the total number of outstanding shares of Ascent’s Series A and Series B common stock on a fully-diluted basis, exercisable for Ascent Series A common stock, with a strike price of $3.435 per share.

New Senior Unsecured Notes of Monitronics (“New Senior Unsecured Notes”):

Interest Rate:

Monitronics shall pay interest on the New Senior Unsecured Notes, semi-annually, (a) in cash at a rate per annum equal to 10.125%; plus (b) to be paid in kind (PIK) at a rate per annum equal to 2.625% subject to a mechanism by which up to 2.375% of the cash interest can toggle to an equivalent amount of PIK interest through April 30, 2021 based upon an officer’s certificate and a financial test to ensure compliance with current covenant package under Credit Agreement.

Maturity Date:	April 30, 2023

Subsidiary Guarantees, Priority and Related Asset Transfers:

Monitronics and all of its restricted subsidiaries that guarantee the obligations under the Credit Agreement will guarantee the New Senior Unsecured Notes.  Monitronics and certain of its existing subsidiaries will transfer a majority of their assets (the “Transferred Assets”) which will include a majority of their primary revenue-generating contracts to one or more subsidiaries that guarantee or will guarantee the New Senior Unsecured Notes and the Credit Agreement, but will be designated as unrestricted under the Notes Indenture and will not guarantee the Notes.

For avoidance of doubt, the Transferred Assets will remain subject to the security interests granted in connection with the Credit Agreement.

Covenants and Events of Default:

Standard and customary covenants and events of default for a transaction of this kind, nature and size, and the following:

•                 Monitronics’ right to issue additional New Senior Unsecured Notes up to a maximum aggregate principal amount of $585 million, including those New Senior Unsecured Notes issued as part of the Unsecured Exchange Transaction, for the sole purpose

7

of refinancing all of the existing Notes subject to pro forma compliance with a new Total Debt to EBITDA ratio covenant to be set at 5.25 times (which is the calculated in the same manner as the existing Total Debt to EBITDA covenant);

•                 Monitronics’ right to issue New Senior Unsecured Notes in an aggregate principal amount up to $25 million in exchange for the Acquired Notes (with Ascent then exchanging such New Senior Unsecured Notes for existing Ascent Convertible Notes) and for other corporate purposes; and

•                 Monitronics’ right to issue additional New Senior Unsecured Notes (in excess of the cap described above) with the consent of the holders of a majority of the principal amount of the New Senior Unsecured Notes outstanding.

For the avoidance of doubt, the Permitted Payments basket described above in the Second Lien Transactions Overview will not apply to the New Senior Unsecured Notes.

Consent Solicitation:

The tender of any Note into the Unsecured Exchange Transaction shall constitute consent to the proposed amendments to the Notes Indenture which shall include (i) the elimination or waiver of all or substantially all of the restrictive covenants and events of default under the Notes Indenture and (ii) the modification or elimination of other provisions in the Notes Indenture to remove the subsidiary guarantees granted to the Notes.

Conditions Precedent to Closing:

The closing of the Unsecured Exchange Transaction shall be subject to customary conditions which shall include the following:

•                 Definitive Documentation that complies with Section 4 of the Agreement;

•                 Participation of the Consenting Noteholders, subject to the terms of the Agreement; and

•                 Delivery of customary opinions, as reasonably determined by the parties.

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Exhibit B-1 to the Amended and Restated Transaction Support Agreement

Form of Transferee Joinder

This joinder (this “Joinder”) to the Amended and Restated Transaction Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Amended Agreement”), dated as of [DATE], by and among:  (i) Ascent and Monitronics, (ii) the Consenting Noteholders thereunder, and (iii) the Consenting Term B-2 Lenders thereunder, is executed and delivered by [                            ] (the “Joining Party”) as of [                                 ].  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Amended Agreement.

1.                                      Agreement to be Bound.  The Joining Party hereby acknowledges that it has read and understands the Amended Agreement (including the exhibits and schedules attached thereto, which includes, without limitation, the Term Sheet) and agrees to be bound by all of the terms of the Amended Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof).  The Joining Party shall hereafter be deemed to be a Party for all purposes under the Amended Agreement and one or more of the entities comprising the Consenting Noteholders.

2.                                      Representations and Warranties.  The Joining Party hereby represents and warrants to each other Party to the Amended Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the Notes identified below its name on the signature page hereto, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Amended Agreement to each other Party.

3.                                      Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.                                      Notice.  All notices and other communications given or made pursuant to the Amended Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Transferor:

Name of Joinder Party:

By:
Name:
Title:

Principal Amount of Notes:

$

Annex 1 to the Form of Transferee Joinder

Exhibit B-2 to the Amended and Restated Transaction Support Agreement

Form of Loan Transferee Joinder

This joinder (this “Joinder”) to the Amended and Restated Transaction Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Amended Agreement”), dated as of [DATE], by and among:  (i) Ascent and Monitronics, (ii) the Consenting Noteholders thereunder, and (iii) the Consenting Term B-2 Lenders is executed and delivered by [                            ] (the “Joining Party”) as of [                          ].  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Amended Agreement.

1.                                      Agreement to be Bound.  The Joining Party hereby acknowledges that it has read and understands the Amended Agreement (including the exhibits and schedules attached thereto, which includes, without limitation, the Term Sheet) and agrees to be bound by all of the terms of the Amended Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof).  The Joining Party shall hereafter be deemed to be a Party for all purposes under the Amended Agreement.

2.                                      Representations and Warranties.  The Joining Party hereby represents and warrants to each other Party to the Amended Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the Term B-2 Loans identified below its name on the signature page hereto, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Amended Agreement to each other Party.

3.                                      Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.                                      Notice.  All notices and other communications given or made pursuant to the Amended Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Transferor:

Name of Joinder Party:

By:
Name:
Title:

Principal Amount of Term B-2 Loans:

$

Annex 1 to the Form of Loan Transferee Joinder